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                                                                    EXHIBIT 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in previously filed registration statements of Dental/Medical Diagnostic Systems, Inc., including, without limitation, registration statements on Form S-3 (Registration No. 333-42865) and Form S-8 (Registration No. 333-42867), together with any and all amendments thereto, filed as of the date hereof, of our report dated February 16, 1998 on our audits of the consolidated financial statements of Dental/Medical
Diagnostic Systems, Inc. as of December 31, 1997 and 1996 and for the twelve month period ended December 31, 1997, the ten month period ended December 31, 1996, and for the period from inception (October 23, 1995) to March 2, 1996, which report is included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.



/s/ Coopers & Lybrand L.L.P.


Los Angeles, California
April 24, 1998